EXHIBIT 99.4
                                  ------------


ADSOUTH  MAKES  IT'S  DEBUT  AT  THE  CHICAGO  HOUSEWARES  SHOW

Boca Raton, Florida (March 19, 2004) Adsouth Partners is pleased to announce that in less than 24 hours after accepting the position as president of Adsouth Partners Inc., Mr. John Cammarano will be attending the Chicago Housewares Show to launch Adsouth Partners Inc. into the retail market place. Meetings are already scheduled to drive additional retail orders for the recently acquired Derma Fresh Microdermabrasion System with the top buyers and sales reps for Bed Bath and Beyond Linens and Things , CVS pharmacies and other major retailers.

Gary  Hohman,  newly  elected  COO (Chief Operating Officer) of Adsouth Partners
Inc. states, "Mr. Cammarano's presence at the Chicago Housewares Show not only demonstrates Adsouth Partners front line position as a strong presence in the retail market place, but exemplifies the company's aggressive and forward moving posture as both a DR company and one which will constantly be on the look out for new products to acquire internally. John's wealth of relationships and years of industry expertise and success speaks for itself and we are excited about having him on board."

Mr. Cammarano is currently working on introducing additional product lines in cosmetics which will extend the Derma Fresh product brand.

ABOUT  ADSOUTH  PARTNERS

Adsouth Partners, Inc. is a Boca Raton, Florida based creative design and media placement firm specializing in local and national direct response marketing ad campaigns. Adsouth has over 70 years of combined experience in the direct response marketing, media production, project management, business planning and national and localized media placement industries. Profitable shortly after its inception, Adsouth is poised to become a dominant company in the direct response marketing industry.

SAFE HARBOR ACT NOTICE: This release may contain forward-looking statements that involve risks and uncertainties, including, without limitation, acceptance of the company's products, increased levels of competition, product and technological changes, the company's dependence upon financing and third- party suppliers, and other risks detailed from time to time in the company's federal filings, annual report, offering memorandum, or prospectus. Specifications are subject to change without notice.

For  more  information  contact:

Eric  Blundell:   760-944-7582
Investor  Growth